                                                                    EXHIBIT 2(b)

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is made and entered into as of the 4th day of March, 1999, by and among REGENT BROADCASTING OF KINGMAN, INC., a Delaware corporation ("RBK"), and REGENT LICENSEE OF KINGMAN, INC., a Delaware corporation ("RLK") (RBK and RLK being collectively referred to as "Sellers"), and MAG MILE MEDIA, L.L.C., a Delaware limited liability company ("Buyer").

         WHEREAS, RBK is the owner and operator, and RLK is the licensee, of Radio Stations KAAA (AM) and KZZZ (FM), which are licensed to Kingman, Arizona, and Radio Stations KFLG (AM) and KFLG (FM), which are licensed to Bullhead City, Arizona, (hereinafter referred to collectively as the "Stations" and each a "Station"); and

         WHEREAS, Buyer desires to purchase, and Sellers desire to sell, all of the fixed, tangible, and intangible assets of Sellers used or held for use in the operation of the Stations, defined herein as the "Broadcast Assets", and to obtain assignments of the licenses issued by the Federal Communications Commission (the "Commission") for the operation of the Stations, and of other licenses, permits or authorizations issued by any governmental entity in connection therewith; and

         WHEREAS, the licenses issued by the Commission for the operation of the Stations may not be assigned by RLK to Buyer without the prior written consent of the Commission; and

         WHEREAS, Buyer and Sellers have negotiated a price (hereinafter called the "Purchase Price") for the sale and purchase of the Broadcast Assets (hereinafter defined) of the Stations.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

                               DEFINITION OF TERMS

         1. Recitals. The foregoing recitals are hereby incorporated herein and made a part hereof.

         2. Definition of Terms. As used herein, the following terms shall have the following meanings:

                  (a) "Commission" means the Federal Communications Commission.

                  (b) "Commission's Order" means the action of the Commission consenting to the assignment to Buyer of the Licenses.

                  (c) "Final Order" means the Commission's Order as to which the time for filing a request for all administrative or judicial review or for motion by the Commission ordering review shall have expired without any such motion or filing having been made, or in the event of such motion or filing, the Commission's Order shall have been reaffirmed or upheld and the time for seeking further administrative or judicial review with respect thereto shall have expired without any request for such further review having been filed.

                  (d) "Licenses" means the licenses, permits, approvals, consents and authorizations issued by the Commission for the Stations and all associated auxiliary broadcast stations, all as listed on Schedule A attached hereto.

                  (e) "Closing Date" means the date, time and place designated by not less than seven (7) days' written notice from Buyer to Sellers, which date shall not be less than seven (7) days after the Commission's Order and not more than fifteen (15) days after the Final Order, or such other date within the effective period (including any extension thereof) of the Commission's Order as shall be mutually agreed upon by Sellers and Buyer. The parties will seek to obtain any extension of the effective period of the Commission's Order as may be necessary under this provision. The parties agree that the Closing Date may, by mutual agreement, be prior to the date on which the Commission's Order becomes a Final Order; provided, however, in such event the Closing will take place subject to the terms of an agreement to unwind the transaction and return the parties to their original positions should the Commission's Order thereafter be reversed. "Closing" means the transfer of the Broadcast Assets and the consideration therefor, together with the other documents and consideration provided herein.

                  (f) "Broadcast Assets" means:

                           (i) The Licenses  listed on Schedule A and the Public
Inspection Files maintained in connection therewith.

                           (ii) The leases, contracts and agreements relating to
the operation of the Stations which are described in Schedule B (as may be supplemented by Sellers with Buyer's consent) and which are in effect on the Closing Date, plus such other leases, contracts, and agreements not described in subsections (f)(iii) and (f)(iv) below that are entered into in the ordinary course of business and relate to the operation of the Stations after the date hereof.

                           (iii) All contracts for the sale for cash of
broadcast time or advertising on the Stations on or after the Closing Date which are valid and enforceable as of the Closing Date and which are to be assumed or conveyed under Sections 3(a) and 3(b).

                           (iv) All contracts for the sale of broadcast time or
advertising on the Stations in exchange for merchandise or services (or a combination of merchandise or services and cash) on or after the Closing Date which are valid and enforceable as of the Closing Date up to $15,000 in liability in the aggregate and which are to be assumed or conveyed under Sections 3(a) and 3(b) hereof.

                           (v) All the tangible property, assets, furniture,
fixtures, supplies, materials, goods, receivers, tapes, programming, music libraries, transmitters, switches, equipment and all other personal property used or held for use in the operation of the Stations, including, without limitation, that listed on Schedule C, and including replacements thereof or additions thereto made between the date hereof and the Closing Date, less any retirements made in the ordinary and usual course of business, which are not currently used in the operation of the Stations or are otherwise replaced and excluding any tangible personal property leased by Sellers (as listed in Schedule C-1).

                  (vi) The spare parts and inventory of RBK relating to the items set forth in Schedule C.

                  (vii) Goodwill, privileges, permits, copyrights, logos, jingles, brand names, service marks, trademarks and trade names (including rights in applications in connection therewith), and other intangible rights, including rights to the call letters of the Stations owned by Sellers and used in the operation of the Stations or in connection with the Broadcast Assets, as described on Schedule D.

                  (viii) Such of the correspondence, files, records, books of account, programming studies, advertising reports, software (to the extent transferable), operating and marketing plans, logs, advertising lists, customer and vendor lists, copy and other files, books, writings and records of the Sellers that relate to the business and operations of the Stations (but all of the foregoing shall thereafter for a period of seven (7) years following the Closing Date be available for reasonable inspection and duplication by Sellers at their expense, upon reasonable request during normal business hours).

                  (ix) The real property including fixtures, buildings and improvements thereon and all appurtenant rights owned by Sellers described on Schedule E attached hereto (the "Owned Real Property").

                  (x) The leases of Real Property with respect to Real Property leased by Sellers described on Schedule F attached hereto (the "Leased Real Property").

The Broadcast Assets do not include at Closing (1) cash or cash equivalents on hand or in banks, (2) accounts receivable, (3) property employed solely in the general corporate operations of Sellers, (4) property not located at the Stations' facilities and used or useful in the operations of any other stations owned or operated by any affiliate of Sellers (provided that such property is not currently used in the operation of the Stations), (5) books and records of the Sellers other than those specified in subsection 1(f)(viii) above and those Buyer is required to maintain by reason of the Commission rules or by law, (6) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement, if any, maintained by Sellers, and (7) Sellers' rights, claims, and causes of action against third parties (including, without limitation, any rights under insurance policies and any rights to tax refunds). Sellers shall maintain copies of and make available to Buyer for a period of seven (7) years those items in number (5) above for reasonable inspection and duplication by Buyer at its expense, upon reasonable request during normal business hours.

         In addition to the conveyance of the Broadcast Assets, prepaid expenses, deposits and deferred charges of the Stations as of the Closing Date, determined in accordance with generally accepted accounting principles, shall be prorated pursuant to Section 17 hereof.

                  (g) "Financials" means the financial statements of Sellers relating to the Stations furnished by Sellers to Buyer and consisting of unaudited statements of operations and cash flows for the twelve-month period ended December 31, 1998, identified on Schedule H.

                  (h) "Permitted Encumbrances" is defined in Section 14(k).

                  (i) "Time Brokerage Agreement" is defined in Section 26.

                                ASSETS TO BE SOLD

         3. Assets to be Conveyed. On the Closing Date, subject to the terms and conditions of this Agreement, Sellers will assign, transfer and deliver or cause to be delivered to Buyer all of the Broadcast Assets free and clear of all debts, liens, security interests, claims, encumbrances and other liabilities of any nature whatsoever, except for Permitted Encumbrances and as otherwise provided in Section 4 of this Agreement, and will execute and deliver to Buyer all such assignments, bills of sale, deeds, leases, and other documents and instruments as may be required by this Agreement or as Buyer or Buyer's counsel may reasonably request (in a form acceptable to Buyer's counsel) in order to sufficiently effectuate the transfer and sale of the Broadcast Assets to Buyer as of the Closing Date.

         4. Assumption of Certain Liabilities.

                  (a) On the Closing Date, Buyer will assume, and indemnify, defend and hold Sellers harmless from, the liabilities of Sellers under the contracts, agreements and leases included in the Broadcast Assets as described in subsections 2(f)(ii), 2(f)(iii), and 2(f)(iv), which are applicable to the period after the Closing Date, and Buyer shall execute and deliver to Sellers all documents and instruments as may be required by this Agreement and as Sellers may reasonably request (in a form acceptable to Seller's counsel) in order to sufficiently effectuate such assumption of obligations.

                  (b) The foregoing notwithstanding, Buyer shall not be obligated to assume Sellers' obligations under any "trade out" agreements to the extent there exists a net negative barter balance (the amount by which the value of the service yet to be rendered under all such agreements collectively by the Stations exceeds the consideration yet to be received by the Stations therefor), based upon the Stations' then prevailing rates, in excess of $15,000.00 except to the extent that any such excess is treated as prepaid time sales for cash and adjusted for as a proration in Buyer's favor at Closing under Section 17. All consideration received or to be received by Sellers from such "trade out" accounts not consumed by the Sellers in the ordinary course of business shall be a Broadcast Asset.

                  (c) In no event shall Buyer assume or be responsible for any obligations or liabilities of Sellers except to the extent provided in subsections 4(a) and 4(b). Without limiting the generality of the foregoing, except to the extent provided in subsections 4(a) and 4(b), Buyer shall in no event assume or be responsible for: (i) any liability with respect to any action, suit, proceeding, arbitration, investigation, claim or inquiry against Sellers, whether civil, criminal or administrative ("Litigation"), whether or not described in a schedule; (ii) all liabilities incurred by either Seller in connection with this Agreement and the transactions contemplated herein, including, without limitation, tax liabilities: (iii) any liability of either Seller for federal income taxes and any state or local income, profit, franchise, property or other taxes of any nature, and any penalties or interest due on account thereof; (iv) liabilities of either Seller for any breach or failure to perform any of such Seller's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract, whether or not assumed hereunder, including any breach arising from assignment of contracts hereunder without consent of third parties; (v) liabilities of either Seller for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"): (vi) liabilities of either Seller to its present or former Affiliates; and (vii) liabilities for all pension, profit sharing, retirement, bonus, medical, dental, life, accident insurance, disability, executive or deferred compensation, and other similar fringe or employee benefit plans. "Affiliate" shall have the meaning given such term in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, and shall include all shareholders, directors and officers of each Seller.

                                 PURCHASE PRICE

         5. Purchase Price and Payment Thereof.

                  (a) The Purchase Price for the Broadcast Assets, to be allocated among the Broadcast Assets according to Schedule G, shall be Five Million Four Hundred Thousand Dollars ($5,400,000.00) and shall be payable, including the cash portion of the Escrow Deposit and less or plus prorations and adjustments made pursuant to Section 18 of this Agreement, in cash at the Closing by wire transfer of immediately available funds to such account as is specified by Sellers.

                  (b) On or before the date of this Agreement, Buyer has deposited in escrow with Star Media Group, Inc., as Escrow Agent ("SMG"), pursuant to the provisions of a Deposit Escrow Agreement in the form of Exhibit A hereto among Sellers, Buyer and SMG (the "Deposit Escrow Agreement"), cash and/or an irrevocable, stand-by letter of credit (in form and substance acceptable to Sellers) in the aggregate amount of $270,000,00 (the "Escrow Deposit"), to be held in escrow and applied as set forth herein and in the Deposit Escrow Agreement; provided, however, the Escrow Deposit shall consist of at least $50,000.00 in cash. At the Closing, the cash portion of the Escrow Deposit shall be applied to the Purchase Price to be paid to Sellers, the interest accrued thereon shall be paid to Buyer, and the letter of credit shall be returned to Buyer. As more fully described in the Deposit Escrow Agreement:
(i) in the event this Agreement is terminated because of Buyer's breach of this Agreement and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can reasonably be expected to be satisfied by the Closing), the Escrow Deposit shall be distributed to Sellers and the cash proceeds therefrom shall constitute liquidated damages as provided in Section 26
(a) hereto for Buyer's breach of this Agreement (the receipt of such amount by Sellers shall be Seller's sole remedy and shall discharge any liability Buyer may have to Sellers), and the interest accrued on the Escrow Deposit shall be paid to Buyer; (ii) in the event this Agreement is terminated because of Sellers' breach of this Agreement and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can reasonably be expected to be satisfied by the Closing), the Escrow Deposit and the interest thereon shall be distributed to Buyer; and (iii) in the event this Agreement is terminated under any circumstances other than those set forth in the immediately preceding clauses (i) and (ii), the Escrow Deposit, including all accrued interest thereon, shall be distributed to Buyer.

                               COMMISSION MATTERS

         6. Commission Consent to Assignment of Licenses. Notwithstanding anything herein to the contrary, the terms and conditions of this Agreement are subject prior to Closing to the Commission's Order (and, except as hereafter otherwise mutually agreed, to a Final Order) granting consent to the assignment of the Licenses by RLK to Buyer.

         7. Application for Consent-Cooperation of the Parties. Buyer and Sellers shall join in an application or applications to be filed with the Commission requesting consent to the assignment of the Licenses. They shall file with the Commission within five (5) business days of the date of this Agreement the necessary application and expeditiously prosecute all necessary amendments to such application, briefs, pleadings, documents and supporting data, and take all such actions and give all such notices as may be required or requested by the Commission or as may be appropriate in an effort to expedite the approval of the Commission of the assignment of the Licenses to Buyer.

         8. Costs and Expenses. Buyer and Sellers each shall bear its own legal and accounting fees and other costs and expenses with respect to this transaction, including preparation and prosecution of Commission applications. The cost of filing fees and grant fees, if any, imposed by the Commission shall be borne equally by Buyer and RLK. Sellers shall pay all sales, transfer and documentary taxes, and Buyer shall pay all recording fees.

         9. Operation of the Stations Before Closing. Between the date of this Agreement and the Closing Date, Sellers (i) will continue to operate the Stations under the terms of the Licenses in the public interest, convenience and necessity and (ii) will file with the Commission all documents required to be filed in connection with the operation of the Stations. Between the date hereof and the Closing Date, Sellers and Buyer shall provide the other with copies of all correspondence received from or filed with the Commission with respect to the Stations, the above application or any of the same.

         10. Control and Access. Prior to Closing, Buyer and its agents shall not directly or indirectly (i) control, supervise or direct, or (ii) attempt to control, supervise or direct, the operations of the Stations. Such operations shall be the sole responsibility of and in the complete discretion of Sellers. In addition to rights granted to Buyer under the Time Brokerage Agreement (hereinafter defined), Buyer shall be permitted reasonable observation and access and inspection of the records and property of the Stations during regular business hours in such a manner as to not interfere unreasonably with the normal operations of the Stations.

         11. Conditions on Assignment Consent. In the event the Commission's Order consenting to assignment of the Licenses to Buyer contains a condition, arising other than in connection with any action or omission of Buyer and Buyer reasonably determines in good faith that the condition is materially adverse to Buyer and prevents Buyer from operating the Stations in substantially the same manner as owned and operated by Sellers, then the parties will cooperate in seeking the removal or mitigation of such condition until the earlier to occur of (1) the reconsideration by the Commission on terms reasonably acceptable to Buyer in accordance with the standards set forth above or (ii) the expiration of 90 days from the effective date of the Commission's Order (the "Reconsideration Period"). Notwithstanding the foregoing, no party shall be obligated to participate in an evidentiary hearing before the Commission. If the Commission has not taken the action specified in (i) above by the termination of the Reconsideration Period, Buyer shall have the right to terminate this Agreement upon written notice to Sellers within 10 days after the expiration of the Reconsideration Period. If Sellers do not agree with Buyer's determination that a condition is materially adverse to Buyer, the matter shall be submitted to arbitration in Phoenix, Arizona in accordance with the rules of the American Arbitration Association, and the results thereof shall be binding upon the parties.

         12. Time for Commission Consent-Termination. If no Final Order consenting to the assignment of all the Licenses to Buyer is secured on or before the expiration of six (6) months from the filing of the 314 application, this Agreement may be terminated at the option of either Sellers or Buyer provided that the action or inaction of the terminating party is not the reason the Final Order has not been granted, upon the giving of ten (10) days' written notice to the other and, in the absence of material breach by either of the parties, Buyer and Sellers shall thereupon be released and discharged of all obligations hereunder, and the Escrow Deposit shall be distributed in accordance with the provisions of Section 4(b)(iii) hereof.

                               ACCOUNTS RECEIVABLE

         13. Collection. The accounts receivable of Sellers are not included among the Broadcast Assets. Nevertheless, at Closing, RBK shall supply Buyer with a list of RBK's accounts receivable as of the Closing Date (the "Accounts"), and Buyer shall use such efforts as are reasonable and in the ordinary course of business to collect the Accounts on RBK's behalf for a period of sixty (60) days from the Closing Date (the "Collection Period"). This obligation, however, shall not extend to the institution of litigation, employment of counsel, or any other extraordinary means of collection. During the Collection Period, Sellers shall not solicit any monies from an account debtor who, after Closing, continues to do business with the Stations, provided that during such period RBK may act to preserve its rights against a bankrupt debtor or commence suit or otherwise take action against any debtor that disputes the amount of, or liability for, an Account. If RBK receives a payment from an account debtor during the Collection Period, it shall so notify Buyer. Buyer may endorse and deposit in its own name and collect any and all checks and other instruments for the payment of money that Buyer may receive in payment of Accounts. Buyer shall receive no remuneration for its services and shall not be liable for non-collection, or failure of any such collection, except due to its own gross negligence or intentional misconduct. Upon termination of its duties hereunder, Buyer shall deliver to RBK all of its correspondence and files concerning the collection of the Accounts and all reports of attempts to collect the same. Except as otherwise provided herein, amounts collected by Buyer on account of RBK's Accounts shall be remitted in full to RBK on a monthly basis, by the fifteenth (15) day of the month following the month for which remittance is due. Buyer shall deliver to RBK an accounting showing the amount it received during each period on each account. If both RBK and Buyer are entitled to accounts receivable from the same account debtor, all payments received during the Collection Period shall be first applied to RBK's Accounts from such account debtor until the same are paid in full, unless such account debtor has disputed such account receivable in writing to RBK, in which event Buyer shall be entitled to apply the payment made by the account debtor to Buyer's account receivable. At the conclusion of the Collection Period and after remittance of all amounts collected, Buyer will thereafter have no further responsibility with respect to the collection of the Accounts, and Buyer may apply all collections received by Buyer from any Account party who continues business with Buyer to obligations owing to Buyer, except for any payment received by Buyer which such Account party specifies is for amounts owed to RBK, in which event such specified amounts shall be paid over to RBK. Buyer shall not have the right to compromise, settle or adjust the amounts of any one of the Accounts without RBK's prior written consent. RBK shall promptly pay all sales commissions relating to all of its accounts receivable whenever RBK receives payment thereon.

                           COVENANTS, REPRESENTATIONS
                            AND WARRANTIES OF SELLERS

         14. Covenants, Representations and Warranties of Sellers. Sellers make the following covenants, representations and warranties:

                  (a) Corporate Standing and Authority.

                        (i) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in all such other states where its business requires such qualification, and each Seller has all corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

                        (ii) This Agreement, all other documents referred to herein to be signed by Sellers, and the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of each Seller and its sole shareholder, and copies of all corporate proceedings of said corporations relating to such authorization and approval, certified by its Secretary, will be delivered to Buyer at Closing. This Agreement constitutes a valid and binding obligation of Sellers, enforceable in accordance with its terms, subject to bankruptcy laws, other federal and state laws affecting creditors' rights generally and the availability of equitable remedies.

                  (b) Title to Broadcast Assets. RLK, as to the Licenses, and RBK, as to the other Broadcast Assets, have good and marketable title to the Broadcast Assets, free and clear of all liens, mortgages, pledges, conditional sales agreements, security interests, charges and encumbrances, except for such liens as will be released and discharged on or prior to the Closing Date and except, as to any real property included in the Broadcast Assets, for Permitted Encumbrances.

                  (c) Financials. Included as part of Schedule H is a true and complete copy of the Financials relating to the operation of the Stations for the twelve-month period ended December 31, 1998. For the period of ownership of the Stations by Sellers, such Financials are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Sellers, and fairly present, in accordance with generally accepted accounting principles, results of operations and cash flows of RBK as of the date and for the periods indicated. Sellers have also provided to Buyer copies of financial statements received at the time of Sellers purchase of the Stations in June of 1998, as included in Schedule H (the "Prior Financials"); provided, however, that no representation or warranty is made by Sellers with respect to the Prior Financials.

                  (d) Accounts Receivable. All accounts receivable of Sellers relating to the operation of the Stations are listed on Schedule I as of the date indicated and represent arm's length sales actually made in the ordinary course of business, are to the best of each Sellers knowledge, collectible (net of reasonable reserves for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings, are subject to no counterclaim or setoff, and are not in dispute. Schedule I contains an aged schedule of all such accounts receivable.

                  (e) Contracts. Schedule B is a complete list or description of all material written and oral contracts relative to the Stations in existence at the date of this Agreement which are enforceable against RBK (other than contracts for the sale of radio time or advertising). All contracts for the sale of broadcast time or advertising on the Stations in exchange for merchandise or services on or after the date hereof to which RBK is a party or by which it is bound are preemptible for cash sales. True and complete copies of all contracts, leases and agreements listed in Schedule B have been made available to Buyer. RBK has and on the Closing Date will have paid all of its obligations and otherwise will not be in material default under any of the contracts, leases and agreements listed on Schedule B or otherwise to be assumed by Buyer hereunder; and each shall be in full force and effect and unimpaired by any acts or omissions of RBK, its agents or employees on the Closing Date, except for those that shall previously have expired by passage of time in accordance with their respective terms.

                  (f) Licenses. Schedule A is a complete list of all Licenses currently held by RLK for the Stations. The Licenses constitute all licenses, permits, approvals, authorizations and consents of the Commission required for the operation of the Stations. The Licenses are currently in effect and are subject to no restrictions of such a nature as would materially limit the full operation of the Stations as presently authorized and conducted. The Licenses have been renewed in the normal course at their last renewal date with the normal expiration date. The operation of the Stations is in all material respects in accordance with the Licenses. Sellers have no knowledge of any matter that might result in the suspension or revocation of the Licenses. There are no Commission citations outstanding with respect to the Stations or their operations. There are no petitions to deny, material complaints or proceedings known by Sellers to be pending before the Commission against the Stations or the Sellers (other than rulemakings of general applicability to the broadcast industry or a substantial segment thereof) and relating to the business and operation of the Stations.

                  (g) Tangible Broadcast Assets. Without material omission, all of the Broadcast Assets, including, without limitation, tangible property and assets of RBK used or held for use in the operation of the Stations as of the date hereof are listed on Schedule C. All equipment actually used in connection with, and necessary for, the operation of the Stations including, without limitation, antennas, transmitters, and other studio and transmitting equipment is in good operating condition (ordinary wear and tear excepted) consistent with the terms of the Stations' licenses, all underlying construction permits, and the Commission's rules and regulations and building, zoning and other laws; and on the date of this Agreement there are no orders or citations outstanding requiring any repairs, improvements or modifications with respect thereto.

                  (h) Laws and Regulations. On the date hereof and at Closing, the Stations will be in compliance in all material respects with all applicable federal, state and local laws, ordinances and regulations, including to the best of Sellers' knowledge, applicable Environmental Laws (as defined below). Sellers agree that prior to the Closing Date, if they become aware of any violations of the Communications Act of 1934, or of the Rules and Regulations of the Commission, they will use their best efforts to remove all such violations and, unless the violation has been caused by Buyer from acts under the Time Brokerage Agreement, be responsible for the costs of removing such, including the payment of any fines that may be assessed before or after Closing for any such violations. Sellers are not in default with respect to any judgment, order, injunction or decree of any court, administrative agency, or other governmental authority in any respect material to this transaction.

                  (i) Compliance. Except as set forth in Schedule J, the Stations (including each and all of their operations and practices) and the Broadcast Assets are in compliance in all material respects with all applicable Laws and Orders, including, without limitation, those applicable to trade practices, competition and pricing, zoning, building and sanitation, product advertising and the Environmental Laws, as hereinafter defined. Except as set forth in Schedule J, neither Seller has received notice of any violation or alleged violation pertaining to the operation of the Stations, and is subject to no liability for, past or continuing violation pertaining to the operation of the Stations, of any Laws or Orders. All reports and returns pertaining to the Stations required to be filed by Sellers with any government entity have been filed and were accurate and complete when filed. The operation of the Stations as it is now conducted does not, nor does any condition existing at any of either Seller's or the Stations' facilities, in any manner constitute a nuisance or other tortuous interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a meritorious suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                  (j) Environmental Matters. The applicable laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 14, each Seller is in full compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. There is no litigation nor any demand, claim, hearing or notice of violation pending or, to the best of each Seller's knowledge, threatened against either Seller relating in any way to the Environmental Laws or any order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule K, there are no past, present, or, to the best of each Seller's knowledge, anticipated events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may materially interfere with or prevent compliance or continued compliance with the Environmental Laws or with any order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local laws, or otherwise form the basis of any litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

                  (k) Marketable Title. On the Closing Date, other than Liens that will be satisfied at Closing, Sellers shall have and convey good and marketable title to all the Broadcast Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens"); other than in the case of real property, Liens for taxes and assessments not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet); municipal, building and zoning ordinances; easements, restrictions and agreements described on Schedule E; and easements for public utilities which do not materially interfere with the use of the Broadcast Assets as currently utilized or materially and adversely affect the marketability of the Broadcast Assets ("Permitted Encumbrances"). Except as set forth on Schedule L, none of the Broadcast Assets is subject to any restrictions with respect to the transferability thereof, and Sellers have complete and unrestricted power and right to sell, assign, convey and deliver the Broadcast Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Broadcast Assets, free and clear of all Liens of any nature whatsoever except Permitted Encumbrances.

                  (l) Condition. All buildings, towers and other structures owned or otherwise utilized by Sellers are in good condition and repair (normal wear and tear excepted) and have no structural defects or material defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

                  (m) Real Property. Schedule E sets forth all real property owned, used or occupied by Sellers, including a description of all land, and all encumbrances, existing leases, easements or rights of way of record (or, if not of record, of which either Seller has notice or knowledge) granted on or appurtenant to or otherwise affecting the Owned Real Property, and all towers, buildings or other structures located thereon. Schedule F sets forth, with respect to each parcel of Leased Real Property the material terms of such lease. Except for provisions contained in leases or licenses referred to on Schedule F, no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Owned or Leased Real Property from and to the existing highways and roads and there is no pending or, to the best of Seller's knowledge, threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not (i) any claim of adverse possession or prescriptive rights involving any of the Owned Real Property or, to the best of Sellers' knowledge, the Leased Real Property, (ii) any structure located on any Owned Real Property or, to the best of Sellers' knowledge, the Leased Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Owned Real Property or, to the best of Sellers' knowledge, the Leased Real Property. None of the Owned Real Property or, to the best of

Sellers' knowledge, the Leased Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law. No public improvements have been commenced and to each Seller's knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Owned or Leased Real Property. To the best of Seller's knowledge, no portion of any of the Owned or Leased Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. Neither Seller has notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Owned or Leased Real Property,
(ii) order requiring repair, alteration, or correction of any existing condition affecting any Owned or Leased Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in clause (ii) above, or (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Owned or Leased Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Owned or Leased Real Property).

                  (n) No Condemnation or Expropriation. Neither the whole nor any portion of the Broadcast Assets is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of either Seller's knowledge has any such condemnation, expropriation or taking been proposed.

                  (o) No Certified Survey Map Required. To the best knowledge of Sellers, no certified survey map or other state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by RBK to Buyer (or as a prerequisite to the recording of any conveyance document) of any Owned Real Property pursuant to the terms hereof.

                  (p) Insurance. Set forth in Schedule M is a complete and accurate list and description of all policies of fire, liability and other forms of insurance presently in effect with respect to the Stations and properties of Sellers used or held for use in the operation of the Stations, true and correct copies of which have been delivered to Buyer. All of the Broadcast Assets which are of an insurable character are insured for fair market value, less reasonable deductibles, by financially sound and reputable insurance companies against loss or damage by fire and other risks to the extent and in the manner customary for such Broadcast Assets. RBK will maintain or cause to be maintained such insurance until the Closing Date. RBK has not received any notice from any of its insurance carriers covering the Stations that any insurance coverage will not be available in the future on substantially the same terms as now in effect. No notice of cancellation or termination has been received with respect to the policies.

                  (q) Disposition of Assets. Between the date hereof and the Closing Date, Sellers will not transfer, convey or assign to any other person any of the Broadcast Assets unless such disposition is in the ordinary course of business or otherwise agreed to in writing by Buyer.

                  (r) Trade-Out Agreements. Subject to the terms of the Time Brokerage Agreement, RBK will encourage advertisers to use prior to the Closing Date the broadcast time available to them under all existing arrangements for the exchange of advertising time for considerations other than cash ("trade-out agreements"). RBK covenants and agrees that at the Closing Date there will be no trade-out agreements to which RBK is a party which shall require the broadcast of advertising following the Closing Date (i) unless approved in writing by Buyer or (ii) unless such were entered into in the ordinary course of business and are preemptible for cash sales. At the Closing, RBK will deliver to Buyer a schedule of all trade-out agreement payables and receivables, together with all contracts pertaining thereto not previously delivered.

                  (s) Transmitter Site. To the best of Sellers' knowledge, the Stations' transmitter sites are not the subject of any official complaint or notice of violation of any applicable zoning ordinance or building code and no such violation is known to exist. To the best of Sellers' knowledge, there is no zoning ordinance or building code or use or occupancy restriction or condemnation proceeding pending or threatened, which would preclude or materially impair the use of such real estate or the improvements thereon by Buyer in the manner and for the purpose for which it is presently used.

                  (t) Litigation. There is no litigation, action, suit, investigation or proceeding pending, or to the best of Sellers' knowledge, threatened, against Sellers which may give rise to any claim against any of the assets to be conveyed or upon Sellers' ability to perform in accordance with the terms of this Agreement, or which might result in a material monetary forfeiture or in any material adverse effect upon the business or assets of Sellers or the Stations.

                  (u) No Conflict. The execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby by Sellers will not (i) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-Laws of Sellers; (ii) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Sellers or upon the assets of Sellers which violation could give rise to a valid claim for injunction or other equitable relief or for damages; and (iii) subject to obtaining the approvals, consents and permits or making the filings referred to in this Agreement, (A) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Stations or to the assets of Sellers, which violation could have a material adverse effect on the ability of Sellers to perform their obligations hereunder, (B) violate or result in the revocation or suspension of any license or permit, the loss of which could have a material adverse effect on the assets, results of operations or financial condition of the Stations, or (C) require the consent of any third party other than the required consent of Waller-Sutton Media Partners, L.P. (which Sellers covenant to exercise all diligent and reasonable efforts to obtain).

                  (v) Consents. Except for the approvals required by the Commission, there are no authorizations, consents or approvals of, or filings with, any governmental regulatory authority required by Sellers in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

                  (w) Qualifications for Assignment. RLK is presently a licensee in good standing with the Commission and RLK knows of no reason why the Commission would not approve the assignment of licenses contemplated by this Agreement or the renewal of the Stations' licenses set forth in Schedule A.

                  (x) Absence of Certain Changes. Between December 31, 1998, and the date of this Agreement, there has not been:

                           (i) Any damage, destruction or loss (whether or not
covered by insurance) adversely affecting the Broadcast Assets in a material manner;

                           (ii) Any sale, assignment, lease or other transfer or
disposition of any of the properties or assets used or intended for use in the operation of the Stations except in the ordinary course of business, or in connection with the acquisition of similar property or assets in the normal and usual course of business;

                           (iii) Any contract, obligation, or commitment entered
into in connection with the operation of the Stations except in the normal and usual course of business; and

                           (iv) Any material change in the accounting methods or
practices of the Stations, or the depreciation or amortization policies or rates with respect to the Stations.

                  (y) Labor Relations. Sellers are not parties to or subject to any collective bargaining or similar agreement with any labor union with respect to the employees of Sellers. As of the date of this Agreement, there are no actions or proceedings pending or, to the best of Sellers' knowledge, threatened between Sellers and any of their employees or any labor union, nor is there, to the best of Sellers' knowledge, any attempt by any labor union to gain recognition as the bargaining representative of any of the employees of Sellers. Schedule N contains a true and correct list of all employees to whom either Seller is paying compensation, including bonuses and incentives, at an annual rate in excess of EIGHT THOUSAND DOLLARS ($8,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

                  (z) Tax Matters. The Financials contain adequate provisions for all material federal income, accumulated earnings, payroll, F.l.C.A., unemployment, withholding and other federal taxes and all state and local income, franchise, real property, personal property, sales, payroll, disability, unemployment, withholding and other taxes imposed on Sellers or their properties or rights or otherwise payable by them, including interest and penalties, if any, in respect thereof, for the period ended on said date and all fiscal periods prior thereto. No deficiency in payment of any taxes for any period has been asserted or proposed by any taxing body at the date hereof, and all reports or returns required to be filed by Sellers with any federal body or authority (and, to the best of Sellers' knowledge, with any state or local governmental body or authority) with respect to the Stations have been properly completed and filed in a timely manner, and any and all amounts shown on such returns and reports to be due and payable have been paid in full except to the extent, if any, that the failure to so file or so pay could not lead to the imposition of any liability upon Buyer or lien or encumbrance upon any of the Broadcast Assets.

                  (aa) Negative Covenants. Between the date hereof and the Closing Date, Sellers, with respect to the Stations, will not without the prior written consent of Buyer, not to be unreasonably withheld:

                           (i) Enter into any contract or commitment or engage
in any transaction relating to the Stations except in the normal and usual course of business;

                           (ii) Create any mortgage, pledge, lien or encumbrance
affecting any of the Broadcast Assets except for such liens as will be released and discharged on or prior to the Closing Date and for Permitted Encumbrances;

                           (iii) Sell, assign, lease or otherwise transfer or
dispose of any of the Broadcast Assets, except in the normal and usual course of business or as permitted in Section 14(q) above; or

                           (iv) Cancel, modify, amend, or in any way impair any
of the contracts or other agreements which are to be assumed by Buyer except in the normal and usual course of business.

                  (bb) Additional Agreements. Subject to the terms and conditions herein provided, Sellers agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, Sellers shall take such action so long as such will not involve additional costs (except as may be required under the indemnification provisions of this Agreement).

                  (cc) Join in Execution of Documents. Sellers will join with Buyer, at such time as all conditions precedent to the transactions contemplated by this Agreement have been fulfilled, in executing and delivering all documents which may be necessary or appropriate to effect the transactions contemplated by this Agreement.

                  (dd) Full Disclosure. No representation or warranty made by Sellers contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Sellers pursuant hereto contains or will contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make any statement contained herein or therein not misleading. Sellers are not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

         For purposes of this Agreement, "Seller's knowledge" means the knowledge of William Stakelin (President of Sellers) or Dave Remund (the chief engineer for Sellers) after due inquiry of the employees, representatives and agents of Sellers who would have or be expected to have knowledge of the matter, and with respect to the condition of the Stations, Broadcast Assets, records or other object, after they have inspected it.

                           COVENANTS, REPRESENTATIONS
                             AND WARRANTIES OF BUYER

         15. Covenants, Representations and Warranties of Buyer. Buyer makes the following representations, warranties, and covenants:

                  (a) Corporate Standing and Authority.

                           (i) Buyer is a limited  liability  company duly
organized, validly existing and in good standing under the laws of the State of Delaware; on the Closing Date will be qualified to do business in the State of Arizona; and has all power and authority to enter into this Agreement, and to carry out the transactions contemplated hereby.

                           (ii) This Agreement, all other documents referred to
herein to be signed by Buyer, and the transactions contemplated hereby have been duly authorized and approved by the members of Buyer, and copies of all proceedings of Buyer relating to such authorization and approval, certified by its managers (or directors) have been delivered to Sellers.

                           (iii) This Agreement constitutes a valid and binding
obligation of Buyer, enforceable in accordance with the terms, subject to bankruptcy laws, other federal and state laws affecting creditors' rights generally and availability of equitable remedies.

                  (b) Litigation. There is no litigation, action, suit, investigation or proceeding pending, or to the best of Buyer's knowledge, threatened, against Buyer which may give rise to any claim against any of the assets to be conveyed or upon Buyer's ability to perform in accordance with the terms of this Agreement, or which might result in a material monetary forfeiture or in any material adverse effect upon the business or assets of Buyer or the Stations.

                  (c) No Conflict. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby by the Buyer will not (i) violate, conflict with or result in the breach of any provision of the Operating Agreement of Buyer; (ii) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Buyer or upon the assets of Buyer which violation could give rise to a valid claim for injunction or other equitable relief or for damages; and (iii) subject to obtaining the approvals, consents and permits or making the filings referred to in this Agreement, (A) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Stations or to the assets of Buyer, which violation could have a material adverse effect on the ability of Buyer to perform its obligations hereunder, or (B) require the consent of any third party.

                  (d) Additional Agreements. Subject to the terms and conditions herein provided, Buyer agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, Buyer shall take such action so long as such will not involve additional costs (except as may be required under the indemnification provisions of this Agreement).

                  (e) Join in Execution of Documents. Buyer will join with Sellers, at such time as all conditions precedent to the transactions contemplated by this Agreement have been fulfilled, in executing and delivering all documents which may be necessary or appropriate to effect the transactions contemplated by this Agreement.

                  (f) Consents. Except for the approvals required of the Commission, there are no material authorizations, consents or approvals of, or filings with, governmental regulatory authorities required by Buyer in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (g) Qualifications. To the best knowledge of Buyer, there are no facts which would, under present law (including the Communications Act of 1934, and present rules, regulations and policies of the Commission), disqualify Buyer from acquiring the Licenses or from owning and operating the Stations. Buyer will not take, or fail to take, any action which action Buyer knows or reasonably expects would cause such disqualification. Buyer has, and will continue to have to the Closing, funds committed and readily available to it sufficient to pay the Purchase Price at the Closing, as evidenced by the documentation set forth in Schedule O.

                  (h) Full Disclosure. No representation or warranty made by Buyer contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make any statement contained herein or therein not misleading. Buyer is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

                                      OTHER

16.      (a) Title Insurance.

         Not less than five (5) days prior to the Closing, Sellers, at their expense, shall provide to Buyer a title insurance commitment, issued by a title insurance company reasonably satisfactory to Buyer, agreeing to issue to Buyer a standard form owner's policy of title insurance with respect to all Owned Real Property, together with a copy of each document to which reference is made in such commitment. Such policy shall be in the form of an ALTA Owner's Policy (10-17-92 or more current version) with standard coverage and in the full amount of that portion of the Purchase Price allocated to the Owned Real Property insuring good and marketable title thereto expressly including all easements and other appurtenances. Such policy shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be contained in ALTA Loan Policy No. 45032281-M referred to in Schedule E, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, an endorsement over rights of creditors, if requested by Buyer or Buyer's lender).

         (b)      Surveys.

         Not less than five (5) days prior to the Closing, Sellers, at their expense, shall provide to Buyer a survey of the Owned Real Property, and, if obtainable without undue difficulty or expense, a survey of the KFLG-AM/FM leased studio property referenced in Schedule F, prepared in accordance with ALTA/ASCM standards, each dated no more than ninety (90) days prior to the Closing and each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting each such parcel of Owned or Leased Real Property and such other matters as may be reasonably requested by Buyer or the title insurance companies, each containing a surveyor certificate reasonably acceptable to Buyer and the title insurance companies, and each prepared by a registered land surveyor satisfactory to Buyer.

         (c)      Environmental Audits.

         Buyer, at its expense, will promptly retain a firm engaged in the regular business of environmental engineering to conduct such environmental audits of Sellers' operations and the real estate occupied by Sellers as Buyer in its discretion shall consider necessary or appropriate.

         (d)      Bulk Sales Law.

         The parties do not believe that any bulk sales or fraudulent conveyance statute applies to the transactions contemplated by this Agreement. Buyer therefore waives compliance by Sellers with the requirements of any such statutes, and Sellers agree to indemnify and hold Buyer harmless against any claim made against Buyer by any creditor of either Seller as a result of a failure to comply with any such statute.

         (e)      Use of Call Letters and Company Name.

         Following the Closing, neither Seller nor any Affiliate of Sellers, without the prior written consent of Buyer, will make any use of the call letters "KAAA (AM)", "KZZZ (FM)", "KFLG (AM)" or "KFLG (FM)" (or any name confusingly similar thereto), except as may be necessary for Sellers to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business pertaining to the Stations.

                                 INDEMNIFICATION

         17. Indemnification by Buyer and Sellers.

                  (a) Buyer does not assume and shall not be obligated to pay any liabilities of Sellers under the terms of this Agreement or otherwise and shall not be obligated to perform any obligations of Sellers of any kind or manner except for contracts expressly assigned to and assumed by Buyer hereunder and, with respect to such contracts, only such obligations which arise subsequent to the Closing hereunder or as is herein provided.

                  (b) Sellers and their shareholder hereby agree to jointly and severely indemnify and hold Buyer, its affiliates, successors and assigns, harmless from and against:

                           (i) Any and all claims,  liabilities and  obligations
of any kind or nature, contingent or otherwise, arising from or related to the ownership or operation of the Stations prior to the Closing Date hereunder including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed prior to the Closing hereunder under any lease, contract or agreement assumed by Buyer hereunder, except as otherwise provided herein;

                           (ii) Any and all damages or deficiency resulting from
any misrepresentation, breach of warranty, or nonfulfillment of any covenant of Sellers under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to Buyer pursuant to this Agreement, subject, however, to a maximum liability for all such claims in the aggregate of $5,400,000; and

                           (iii) Any and all actions, suits, proceedings,
damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees incurred by Buyer or its Affiliates as a result of Sellers' failure or refusal to defend or satisfy any claim incident to the foregoing provisions, or failure otherwise to comply with the foregoing provisions.

                  (c) Sellers and their shareholder shall jointly and severally indemnify Buyer, its Affiliates, successors and assigns, against any claims by creditors of Sellers (including any taxing authority) under the provisions of any applicable Bulk Sales Law.

                  (d) Sellers and their shareholder shall jointly and severally indemnify Buyer, its Affiliates, successors and assigns, against any claims by employees of the Stations for commissions earned prior to the Closing Date.

                  (e) If any claim of liability shall be asserted against Buyer, its Affiliates, successors and/or assigns, which would give rise to a claim by Buyer, its Affiliates, successors and/or assigns, against Sellers or their shareholder for indemnification under the provisions of this Section 16, Buyer shall promptly notify Sellers in writing of the same and Sellers shall be entitled at their own expense to compromise or defend any such claim.

                  (f) Buyer hereby agrees to indemnify and hold Sellers and their Affiliates, successors and assigns harmless from and against:

                           (i) Any and all claims, liabilities and obligations
of any kind or nature, contingent or otherwise, arising from or relating to the ownership or operation of the Stations on and after the Closing Date hereunder including, but not limited to, any and all claims, liabilities and obligations assumed or required to be assumed by Buyer under this Agreement or arising or required to be performed subsequent to the Closing hereunder;

                           (ii) Any and all damages or deficiency resulting from
any misrepresentation, breach of warranty, or nonfulfillment of any covenant of Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to Sellers pursuant to this Agreement; and

                           (iii) Any and all claims, actions, suits,
proceedings, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incurred by Sellers or their Affiliates as the result of Buyer's failure or refusal to defend or satisfy any claim incident to any of the foregoing provisions, or failure otherwise to comply with the foregoing provisions.

                  (g) If any claim or liability shall be asserted against Sellers or their Affiliates which would give rise to a claim by Sellers or their Affiliates against Buyer for indemnification under the provisions of this
Section 16, Sellers shall promptly notify Buyer of the same, and Buyer shall be entitled at its own expense to compromise or defend any such claim.

                  (h) The indemnification provided for in subsections (b)(ii) and (f)(ii) above shall apply only in the event the claim for indemnification arises and notice of the claim is given within eighteen (18) months from the Closing Date, except for matters of title or taxes for which there shall be no limitation except such as is provided by law. No indemnified party shall be entitled to assert a claim for indemnification under subsections (b)(ii)and
(f)(ii) unless and to the extent that the aggregate damages for all such claims exceeds $75,000.00; provided, however, that in such event, the Indemnified Party shall then be entitled to indemnification in full. Each party's exclusive monetary remedy for breach of representation, warranty or covenant shall be its rights to seek indemnification hereunder.

                                    PRORATION

         18. Proration. Except as previously prorated pursuant to the Time Brokerage Agreement, all income and expenses arising from the operation of the Stations including, but not limited to, state and local taxes (excluding income taxes), upon the Broadcast Assets, real estate taxes and assessments, license fees, frequency discounts, contractual and other obligations, rents, deposits, prepaid items such as prepaid rent and insurance and prepayments for advertising and broadcast time, utility charges, transferable license, permit and registration fees (including, without limitation, ASCAP, BMI and SESAC), the Commission's Annual License Fee, if any, amounts of any barter balances as provided in
Section 3(b) (to the extent such Section is applicable) and all other items normally adjusted in connection with similar transactions shall be prorated and accounted for and paid insofar as practicable as between Sellers and Buyer at the Closing, in accordance with generally-accepted accounting principles as of 11:59 PM on the date immediately preceding the Closing Date. Within sixty (60) days following the Closing Date, Sellers shall furnish to Buyer their good faith computation of any proration items not determinable as of the Closing Date. Within 5 days thereafter, a final adjustment payment shall be made by Buyer or Sellers to the other, as the case may be.

                                  RISK OF LOSS

         19. Risk of Loss. The risk of loss, damage or destruction from any cause to the Broadcast Assets shall be borne by RBK at all times between the date of this Agreement and the Closing Date. In the event of any material loss, damage or destruction to the Broadcast Assets between the date of this Agreement and the Closing Date, RBK at its option may, but it shall be under no obligation to, repair, replace or restore any such Broadcast Asset prior to the Closing Date to substantially the same condition existing prior to such damage or destruction. In the event of substantial damage to any of the Broadcast Assets or in the event of the occurrence of any damage or event which prevents broadcast transmission of the Stations in the normal and usual manner and in accordance with the Licenses, Sellers shall promptly notify Buyer of the same in writing, specifying with particularity the loss or damage incurred, the cause thereof if known or reasonably ascertainable, and the extent to which restoration, replacement and repair of the property lost or destroyed will be reimbursed under the insurance coverage. In the event the loss, damage or destruction has not been restored, replaced or repaired by the Closing Date, the Closing Date shall be postponed to the extent necessary to allow RBK at least ninety (90) days from the date of loss, damage or destruction to complete the repair, replacement or restoration. In the event the repair, replacement or restoration has not been completed after allowing for such minimum period for such to be accomplished, then Buyer shall have the option to:

                  (a) Terminate this Agreement without any further obligation hereunder; or

                  (b) Elect to consummate the Closing and accept the property in its then condition, in which event RBK shall assign to Buyer all proceeds of insurance theretofore received and due and owing covering the property involved to the extent not previously applied to restore such property.

         In the event the Closing Date is postponed, Sellers and Buyer will cooperate to extend the time during which this Agreement must be closed as specified in the Commission's Order.

                         CONDITIONS PRECEDENT TO BUYER'S
                               OBLIGATION TO CLOSE

         20. Conditions Precedent to Buyer's Obligations. If at the Closing Date the following conditions are satisfied or waived, Buyer, subject to the provisions of Section 19 hereof, shall be obligated to purchase the Broadcast Assets in accordance with the terms and conditions of this Agreement:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Sellers contained herein or in any Schedule or in any list, certificate or document delivered pursuant to the provisions hereof shall be true in all material respects as of the date of this Agreement and as of and at the Closing Date as though made on such Closing Date except for (i) changes to schedules resulting from the modification thereof by Sellers to reflect changes from the date hereof to the Closing Date for items that do not result from any breach by Sellers hereunder, (ii) breaches which could not reasonably be expected to have a material adverse effect on the Stations or the Broadcast Assets, and (iii) changes caused by Buyer's time brokering of the Stations under the Time Brokerage Agreement. Sellers shall have performed and complied with all obligations and covenants required by this Agreement and the Time Brokerage Agreement to be duly performed or complied with by Sellers on or prior to the Closing Date (except for such failures to comply which could not reasonably be expected to have a material adverse effect on the Stations or the Broadcast Assets). Sellers shall have delivered to Buyer certificates dated the Closing Date and signed by an officer of Sellers attesting to the above.

                  (b) Delivery of Closing Documents. Sellers shall have delivered to Buyer the Closing Documents described hereinafter in Section 22 of this Agreement.

                  (c) Licenses. RLK shall be the holder of the Licenses and such Licenses shall be free and clear of material adverse conditions not set forth on the Licenses on the date of this Agreement, competing applications, petitions to deny, material complaints, appeals or any restrictions as might limit the operation of the Stations as presently authorized.

                  (d) Consents. On the Closing Date, each person, association, corporation or other entity, the consent or approval of which to the purchase and acquisition of the Broadcast Assets or any material part thereof from Sellers as herein provided is then required shall have duly consented or approved such acquisition of Broadcast Assets; provided, that in connection with the contract consents listed on Schedule B, only those consents marked with an asterisk need be obtained as a condition to Buyer's obligation to purchase the Broadcast Assets.

                  (e) Final Order. The Commission's Order shall have been issued with no conditions materially adverse to Buyer and shall have become a Final Order.

                  (f) No Adverse Conditions. From the date of this Agreement through the Closing, there shall have been no material loss or damage (excluding such as was caused by the acts of Buyer) to the tangible properties or assets forming a part of the Broadcast Assets (whether or not covered by insurance) which materially and adversely affects or impairs the ability of the Stations to conduct their business as it is being conducted on the date hereof and which have not been either (i) repaired, replaced or restored by the Sellers, or (ii) with respect to which the Buyer has not taken the action described in Section 19(b).

                  (g) Adverse Proceedings. As of the Closing Date, no suit, action, claim or governmental proceeding or investigation shall be pending or shall have been instituted, taken, presented or threatened against Sellers which results or reasonably may result in a material adverse effect upon, or substantial disruption of the operations of the Stations, or make unlawful the carrying out of this Agreement, cause it to be rescinded or impose a lien on, or require Buyer to divest itself of, any of the assets to be acquired by it hereunder.

                  (h) Time Brokerage Agreement Compliance. From the date hereof through the Closing Date, the Time Brokerage Agreement shall not have been terminated by Buyer as permitted by the Time Brokerage Agreement as a result of RBK's material noncompliance with its obligations under the Time Brokerage Agreement.

                        CONDITIONS PRECEDENT TO SELLERS'
                               OBLIGATION TO CLOSE

         21. Conditions Precedent to Sellers' Obligations. If at the Closing Date the following conditions are satisfied or waived, Sellers shall be obligated to sell the Broadcast Assets in accordance with the terms and conditions of this Agreement:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Buyer contained herein or in any list, certificate or document delivered pursuant to the provisions hereof shall be true in all material respects as of and at the Closing Date as though made on such date except for changes permitted by this Agreement. Buyer shall have performed and complied with in all material respects all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date. Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by an officer of Buyer attesting to the above.

                  (b) Purchase Price. Payment of the Purchase Price on the Closing Date shall have been paid in accordance with the terms of this Agreement.

                  (c) Delivery of Closing Documents. Buyer shall have delivered to Sellers the Closing Documents described hereafter in Section 23 of this Agreement.

                  (d) Commission's Order. The Commission's Order shall have been issued with no conditions materially adverse to Sellers.

                  (e) Adverse Proceedings. As of the Closing Date, no suit, action, claim or governmental proceeding or investigation shall be pending or shall have been instituted, taken, presented or threatened against Buyer which reasonably would make unlawful the carrying out of this Agreement, cause it to be enjoined or rescinded, or impose damages against Sellers if the relief sought were granted.

                  (f) Consents. On the Closing Date, each person, association, corporation or other entity, the consent or approval of which to the sale of the Broadcast Assets or any material part thereof by Sellers as herein provided is then required shall have duly consented or approved such sale of Broadcast Assets; provided, that in connection with the contract consents listed on Schedule B, only those consents marked with an asterisk need be obtained as a condition to Sellers' obligation to sell the Broadcast Assets.

                                CLOSING DOCUMENTS

         22. Closing Documents to be Delivered by Sellers. On the Closing Date, Sellers shall deliver to Buyer:

                  (a) A Deed, Bills of Sale and other instruments of conveyance in form satisfactory to Buyer, dated the Closing Date, executed by RBK, in such form and reasonable detail as Buyer may request, conveying to Buyer good title to the assets set forth in Schedule C and to the real property described on Schedule E in accordance with the terms of this Agreement.

                  (b) Assignment instruments in form satisfactory to Buyer, dated the Closing Date, appropriately executed by RLK, assigning the Licenses.

                  (c) Certificates signed by an officer of Sellers to the effect set forth in Section 20(a) hereof.

                  (d) Certified resolutions of the shareholder and Board of Directors of Sellers approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby.

                  (e) Such other assignments, documents and instruments as counsel for Buyer may reasonably require to evidence ownership of all property rights hereunder sold, wherever located.

                  (f) Possession of all Broadcast Assets.

                  (g) All consents required of any other party to any contract marked by an asterisk on Schedule B or whose consent is required pursuant to subsection 14(m) hereof.

                  (h) A Good Standing Certificate dated within fifteen (15) days of the Closing Date issued by the Secretaries of State of the States of Delaware and Arizona.

                  (i) An Assignment and Assumption Agreement executed by RBK in the form of Exhibit C effectuating the assignment and assumption of the liabilities to be assumed by Buyer hereunder (the "Assignment and Assumption Agreement").

                  (j) A written opinion of Sellers' counsel in the form of Exhibit D, dated as of the Closing Date.

                  (k) A written opinion of Sellers' Commission counsel in the form of Exhibit E, dated as of the Closing Date.

                  (l) Surveys and Title Insurance as required pursuant to
Section 16.

         23. Closing Documents to be Delivered by Buyer. On the Closing Date, Buyer shall deliver to Sellers:

                  (a) Electronic funds transfers of good funds totaling the Purchase Price, including the Escrow Deposit and less or plus any adjustments thereto by virtue of Section 18.

                  (b) A certificate signed by an officer of Buyer to the effect set forth in Section 21 hereof.

                  (c) A certified copy of the resolution of Buyer's members authorizing the execution, delivery and performance of this Agreement and all instruments referred to herein to which Buyer is a party.

                  (d) Good Standing Certificates dated within fifteen (15) days of the Closing issued by the Secretaries of State of the States of Delaware and Arizona.

                  (e) The Assignment and Assumption Agreement executed by Buyer.

                  (f) A written opinion of Buyer's counsel in the form of Exhibit F, dated as of the Closing Date.

                            MISCELLANEOUS PROVISIONS

         24. Confidentiality. Subject to the requirements of applicable law, Buyer and Sellers shall keep confidential all information obtained by them with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents; (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party. Notwithstanding anything to the contrary herein, any party may in accordance with its legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, the NASDAQ National Market and other similar regulatory bodies, make such press releases and other public statements and announcements as it deems necessary and appropriate in connection with this Agreement and the transactions contemplated hereby; provided, however, that prior to making any such unilateral press release or announcement, such party shall first communicate the same in writing to the other.

         25. Consents to Assignment. To the extent that any contract identified in the Schedules is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, offer, delivery or sublease thereof. Subject to the provisions of Section 20(d), in those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing relating to the assignment to Buyer of the contracts, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by RBK to Buyer of all of RBK's rights, benefits, title and interest in and to the contracts, and where necessary or appropriate, Buyer shall be deemed to be RBK's agent for the purpose of completing, fulfilling and discharging all of RBK's rights and liabilities arising after the Closing Date under such contracts. RBK shall use its reasonable best efforts to provide Buyer with the financial and business benefits of such contracts (including, without limitation, permitting Buyer to enforce any rights of RBK arising under such contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of RBK under such contracts to the extent that Buyer was to assume those obligations pursuant to the terms hereof.

         26. Time Brokerage Agreement. Simultaneously with the execution hereof, Buyer and RBK are entering into a Time Brokerage Agreement, in the form of Exhibit B hereto (the "Time Brokerage Agreement"), pursuant to which RBK has agreed to make available to Buyer the broadcasting transmission facilities of the Stations and/or cause to be broadcast on the Stations Buyer's programming from the Commencement Date (as defined in the Time Brokerage Agreement) and during the term thereof. An Event of Default by either party under the Time Brokerage Agreement shall constitute a material default under this Agreement and insofar as the cure period specified in the Time Brokerage Agreement has expired with respect to the default, no further cure period shall be afforded under the provisions hereof.

         27. Employee Matters. Buyer shall be under no obligation to offer employment to any of Sellers' employees. RBK or any of its Affiliates, may terminate or retain any of RBK's employees. RBK shall be responsible for the payment of all compensation and accrued employee benefits payable to all of its employees. RBK acknowledges and agrees that it, and not Buyer, is and shall be solely responsible for any and all insurance, supplemental pension, deferred compensation, retirement and any other benefits, and related costs, premiums and claims, due, to become due, committed or otherwise promised to any person who is a retiree, former employee, or current employee of RBK, relating to the period of employment by RBK.

         28. Remedies on Default.

                  (a) In the event of a material breach by Buyer prior to Closing of any term or condition of this Agreement or of any warranty or representation contained herein, Sellers, provided they are not otherwise in default hereunder, may terminate this Agreement and receive as their sole remedy and as liquidated damages the Escrow Deposit. The rights conferred by the above sentence may not be exercised unless Sellers have given Buyer thirty (30) days written notice of the specific nature of the breach and Buyer has failed to correct it within that period; provided, however, that Sellers shall not be required to give Buyer said notice if Sellers are exercising their rights as a result of Buyer's failure to close the transaction contemplated hereby.

                  (b) In the event of a material breach by Sellers prior to Closing of any term or condition of this Agreement or of any warranty or representation contained herein, Buyer, provided that it is not otherwise in default hereunder, may, at its option, terminate this Agreement and recover damages from Sellers and/or pursue the right to specific performance of this Agreement, which Sellers acknowledge is an appropriate remedy because damages recoverable hereunder may be inadequate. The rights conferred by the above sentence may not be exercised unless Buyer has given Sellers thirty (30) days' written notice of the specific nature of the breach and Sellers have failed to correct it within that period; provided, however, that Buyer shall not be required to give Sellers said notice if Buyer is exercising its rights as a result of Sellers' failure to close the transaction contemplated hereby.

         29. Brokerage. The parties agree that there is no brokerage commission or finder's fee payable in connection herewith, with the exception of a commission payable to SMG, which commission shall be paid by Sellers.

         30. Survival of Representations and Warranties. The representations, warranties, covenants, and agreements herein contained shall be deemed and construed to be continuing representations, warranties, covenants, and agreements which shall survive the consummation of this transaction and any investigation at any time made by or on behalf of Buyer for the period provided in Section 17(h); and neither the acceptance of payments due nor the acceptance of delivery of property hereunder shall constitute a waiver of any covenant, representation, or warranty herein contained. Buyer and Sellers shall remain liable to each other in accordance with the terms and provisions of this Agreement for any damage resulting from any breach, failure, nonperformance or non-fulfillment of any of their respective covenants, representations or warranties herein notwithstanding that the injured party may elect to close this transaction with such breach outstanding. No waiver or forbearance by either party in any instance shall constitute or be deemed a waiver or forbearance in any other instance. Any party hereto may waive the conditions to its performance hereunder other than those pertaining to regulatory approval.

         31. Entire Agreement. This Agreement (including the Schedules and Exhibits) and the collateral agreements executed in connection with consummation of the transactions contemplated hereby contain the entire agreement between the parties hereto with respect to the purchase and sale of the Broadcast Assets, and supersedes all prior agreements, written or oral, with respect thereto.

         32. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by fax or certified mail, postage prepaid and properly addressed as follows:



To Sellers:                                 To Buyer:

c/o Regent Communications, Inc.             Mag Mile Media, L.L.C
50 East River Center Boulevard              980 North Michigan Avenue
Suite 180                                   Suite 1880
Covington, Kentucky 41011-1683              Chicago, Illinois  60611
Attn:  Mr. Terry S. Jacobs                  Attn:  Bruce Buzil
Facsimile:  (606) 292-0352                  Facsimile:  (312) 587-9520

Copy to:                                    Copy to:

              (which copies shall not constitute notice hereunder)

Alan C. Rosser, Esq.                        Robert E. Neiman, Esq.
Struass & Troy                              Foley & Lardner
2100 PNC Center                             330 North Wabash Avenue
201 East Fifth Street                       Chicago, Illinois  60611
Cincinnati, Ohio  45202                     Facsimile (312) 755-1900
Facsimile:  (513) 241-8289

All notices and other communication required or permitted under this Agreement which are addressed as provided in this paragraph, if delivered personally, shall be effective upon delivery; if delivered by fax, shall be effective upon receipt; and if delivered by mail, shall be effective upon deposit in the United States mail, postage prepaid. Either party may from time to time change its address for the purpose of notice by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with the contents.

         33. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Sellers or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         34. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona without regard to the conflict of law provisions thereof.

         35. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors. This Agreement may be assigned by Buyer without the prior consent of Sellers; provided, however, no such assignment shall relieve Buyer of its obligations hereunder.

         36. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

         37. Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to paragraphs, sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         38. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

BUYER:                           SELLERS:

MAG MILE MEDIA, L.L.C.           REGENT BROADCASTING OF KINGMAN, INC.


By: /s/                          By: /s/
Title: /s/                       Title: /s/


                                 REGENT LICENSEE OF KINGMAN, INC.


                                 By: /s/
                                 Title: /s/


                                  SHAREHOLDER:


                                  REGENT COMMUNICATIONS, INC., solely for
                                  purposes of being bound by the provisions of
                                  Section 17 regarding indemnification


                                  By: /s/
                                  Title: /s/

                              (i) LIST OF SCHEDULES

Schedule A                         Licenses

Schedule B                         Contracts

Schedule C                         Tangible Property

Schedule C-1                       Leased Personal Property

Schedule D                         Copyrights, Logos, Jingles, Service Marks,
                                   Trademarks and Other Intangible Rights

Schedule E                         Owned Real Property

Schedule F                         Leased Real Property

Schedule G                         Allocation of Purchase Price

Schedule H                         Financials

Schedule I                         Accounts Receivable

Schedule J                         Non-Compliance with Laws

Schedule K                         Environmental Matters

Schedule L                         Restrictions on Transferability

Schedule M                         Insurance

Schedule N                         Employees

Schedule O                         Sources of Funds

                              (ii) LIST OF EXHIBITS

Exhibit A                          Deposit Escrow Agreement

Exhibit B                          Time Brokerage Agreement

Exhibit C                          Assignment and Assumption Agreement

Exhibit D                          Form of Opinion-Sellers' Counsel

Exhibit E                          Form of Opinion-Sellers' Commission Counsel

Exhibit F                          Form of Opinion-Buyer's Counsel